UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2025 (May 26, 2025)

Nano Nuclear Energy Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42044	88-0861977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Times Square, 30th Floor

New York, New York 10018

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 634-9206

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	NNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On May 26, 2025, Nano Nuclear Energy Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with six institutional investors (the “Investors”), pursuant to which the Company agreed to offer and sell 3,888,889 shares (“Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), in a private placement (the “Private Placement”) for gross proceeds of $105,000,003. Pursuant to the Purchase Agreement, the Company issued and sold the Shares in the Private Placement at a purchase price of $27.00 per share. The Private Placement closed on May 28, 2025.

After deducting the placement agent fees and estimated offering expenses payable by the Company, the Company received net proceeds of approximately $99 million. The Company intends to use these net proceeds for research and development, marketing, general working capital and general corporate purposes, which could include potential acquisitions of complementary businesses or assets.

The Purchase Agreement includes standard representations, warranties and covenants of the Company and Investors, including a restriction on future issuances of the Company’s capital stock or filing a registration statement or any amendment or supplement thereto (subject to certain exceptions) for a period of thirty (30) days following effectiveness of the Company’s Resale Registration Statement (as defined below) required by the Registration Rights Agreement (as defined below).

Also on May 26, 2025, in connection with the Private Placement, the Company entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the Shares (the “Resale Registration Statement”) by no later than June 10, 2025 (the date of filing, the “Filing Date”), with the Resale Registration Statement to be effective within 30 days of the Filing Date (if it is not subject to review by the SEC), or within 60 days after the Filing Date (if it is subject to full review by the SEC). The Investors are also entitled (subject to certain exceptions) to customary piggyback registration rights during the period in which the Resale Registration Statement is effective. The Company is subject to customary requirements to pay liquidated damages to the Investors in the event it does not meet certain filing and effectiveness deadlines set forth in the Registration Rights Agreement in an amount equal to 1% of such Investor’s subscription amount, plus interest, as applicable, accruing on a daily basis until such event giving rise to the liquidated damages is cured.

Titan Partners Group LLC, a division of American Capital Partners, LLC, acted as placement agent for the Private Placement (the “Placement Agent”) under a placement agency agreement with the Company (“Placement Agency Agreement”), pursuant to which it received a cash fee equal to 5.0% of the gross proceeds received by the Company in the Private Placement, and reimbursement of $150,000 in legal expenses.

The foregoing summary of the terms of the Purchase Agreement, Registration Rights Agreement and Placement Agency Agreement are subject to, and qualified in their entirety by reference to, copies of the Purchase Agreement, Registration Rights Agreement and Placement Agency Agreement that are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 above related to the Private Placement are incorporated by reference into this Item 3.02. The Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement and are instead being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder.

Item 8.01 Other Events.

On May 29, 2025, the Company issued a press release announcing the closing of the Private Placement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Form of Securities Purchase Agreement, dated May 26, 2025, by and between the Company and the Investors
10.2	Form of Registration Rights Agreement, dated May 26, 2025, by and between the Company and the Investors
10.3	Placement Agency Agreement, dated May 26, 2025, by and between the Company and Titan Partners Group LLC, a division of American Capital Partners, LLC
99.1	Press Release, dated May 29, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2025	NANO Nuclear Energy Inc.

	By:	/s/ James Walker
	Name:	James Walker
	Title:	Chief Executive Officer